As filed with the Securities and Exchange Commission on August 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEMAITRE VASCULAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2825458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

63 Second Avenue

Burlington, Massachusetts 01803

(781) 221-2266

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LEMAITRE VASCULAR, INC. FOURTH AMENDED AND

RESTATED 2006 STOCK OPTION AND INCENTIVE PLAN

(Full title of plan)

George W. LeMaitre

Chairman and Chief Executive Officer

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

(781) 221-2266

(Name, address and telephone number, including area code, of agent for service)

copy to:

John R. Pitfield

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by LeMaitre Vascular, Inc., a Delaware corporation (the “Company”), to register an additional 1,000,000 shares of its common stock, $0.01 par value per share (“Common Stock”), for issuance pursuant to the LeMaitre Vascular, Inc. Fourth Amended and Restated 2006 Stock Option and Incentive Plan (the “Plan”). The Plan was described in the Company’s definitive Proxy Statement for its 2024 Annual Meeting of Stockholders held on June 3, 2024 and was approved by the Company’s stockholders at that meeting.

The 1,000,000 shares being registered hereby are in addition to the shares of Common Stock registered by the Company’s prior registration statements on Form S-8 filed on June 30, 2015 (File No. 333-205360), May 11, 2011 (File No. 333-174129), August 14, 2009 (File No. 333-161361) and October 24, 2006 (File No. 333-138181) (collectively, the “Prior Registration Statements”). After giving effect to the additional shares registered under this registration statement, the aggregate number of shares registered for issuance under the Plan will be 6,500,000, plus the number of shares representing expired, cancelled or terminated stock options or awards under the Company’s prior 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan and 2004 Stock Option Plan.

This registration statement relates to securities of the same class as that to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”) regarding Registration of Additional Securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this registration statement to the extent not modified or superseded hereby or by a subsequently filed document that is incorporated by reference herein or therein. In accordance with the instructional note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement. The document(s) containing the information specified by Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents of the Company filed with the Commission are hereby incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on February 29, 2024 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Company’s Quarterly Report on Form 10-Q filed with the Commission on May 10, 2024;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on June 3, 2024;

(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023; and

(e) The description of the Company’s Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 12, 2020 under the Securities Exchange Act.

In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Officers and Directors

The Delaware General Corporation Law and the Registrant’s charter and bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s bylaws and charter filed as Exhibits 3.1, 3.2 and 3.3 to this Registration Statement, respectively.

The Registrant has entered into agreements with certain of its officers and directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is made to the Registrant’s form of Indemnification Agreement filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 filed on May 26, 2006 (File No. 333-133532). In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

		Incorporation by Reference
Exhibit No.	Description	Form	Location	Filing Date	Filed Herewith
3.1	Second Amended and Restated Certificate of Incorporation of LeMaitre Vascular, Inc.	10-K	3.2	3/29/10
3.2	Amendment to Second Amended and Restated Certificate of Incorporation of LeMaitre Vascular, Inc.	8-K	3.3	6/15/12
3.3	Amended and Restated Bylaws of LeMaitre Vascular, Inc.	S-1/A	3.1	5/26/06
4.1	Specimen Certificate Representing the Common Stock	S-1/A	4.1	6/22/06
4.2	Description of Common Stock	10-K	4.2	3/12/20
5.1	Opinion of Choate, Hall & Stewart LLP				x
23.1	Consent of Grant Thornton LLP				x
24.1	Power of Attorney (included in the signature page hereto)				x
99.1	LeMaitre Vascular, Inc. Fourth Amended and Restated 2006 Stock Option and Incentive Plan	8-K	10.1	6/3/24
107.1	Filing Fee Table				x

Item 9.	Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales of the securities offered hereby are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Massachusetts on August 8, 2024.

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre
George W. LeMaitre
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints George W. LeMaitre and Joseph P. Pellegrino, Jr., jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Name	Title	Date

/s/ George W. LeMaitre	Chief Executive Officer and Chairman of the	August 8, 2024
George W. LeMaitre	Board of Directors (Principal Executive Officer)

/s/ Joseph P. Pellegrino, Jr.	Chief Financial Officer and Director	August 8, 2024
Joseph P. Pellegrino, Jr.	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lawrence J. Jasinski	Director	August 8, 2024
Lawrence J. Jasinski

/s/ John J. O’Connor	Director	August 8, 2024
John J. O’Connor

/s/ David B. Roberts	Director	August 8, 2024
David B. Roberts

/s/ Bridget A. Ross	Director	August 8, 2024
Bridget A. Ross

/s/ John A. Roush	Director	August 8, 2024
John A. Roush

/s/ Martha Shadan	Director	August 8, 2024
Martha Shadan